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                      CERTIFICATE OF INCORPORATION
                                  OF
             INTERNATIONAL COMFORT PRODUCTS HOLDINGS, INC.

     The undersigned, in order to form a corporation for the purposes stated below, pursuant to the General Corporation Law of Delaware, certifies as follows:

                              ARTICLE I

     The name of the corporation is International Comfort Products Holdings, Inc.

                             ARTICLE II

     The address of the registered office of the corporation is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                            ARTICLE III

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                             ARTICLE IV

     The total number of shares which the corporation shall have the authority to issue is one hundred (100) shares of common stock, $.01 par value per share, that have unlimited voting rights and that are entitled to receive the net assets of the corporation upon dissolution.

                              ARTICLE V

     The name and mailing address of the incorporator are Steven E. Blumenthal, Tuke Yopp & Sweeney, PLC, NationsBank Plaza, Suite 1100, 414 Union Street, Nashville, Tennessee 37219. The power of the incorporator as such shall terminate upon the filing of this Certificate of Incorporation.

                             ARTICLE VI

     The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are:

       Name                    Mailing Address
       ----                    ---------------

       W. Michael Clevy        501 Corporate Centre Drive, Suite 200
                               Franklin, Tennessee  37067
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       David P. Cain           501 Corporate Centre Drive, Suite 200
                               Franklin, Tennessee  37067

       Stephen L. Clanton      501 Corporate Centre Drive, Suite 200
                               Franklin, Tennessee  37067

                             ARTICLE VII

     The Board of Directors is expressly authorized to adopt, amend, or repeal the Bylaws of the corporation by a vote of the majority of the Board of Directors.

                             ARTICLE VIII

     (a) To the fullest extent that the General Corporation Law of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the elimination or limitation of the personal liability of directors, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of Delaware. This Article VII shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when
Article VII becomes effective, if such a limitation or elimination of liability of a director for such acts or omissions is prohibited by the General Corporation Law of Delaware as then in effect. Any repeal or modification of this Article VII by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

     (b) The corporation shall have the power to indemnify any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) to the fullest extent permitted by the General Corporation Law of Delaware as it exists on the date hereof or as it may hereafter be amended. The indemnification provided by this paragraph (b) shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (c) By action of its Board of Directors, notwithstanding any interest of the directors in the action, the corporation may purchase and maintain insurance, in such amounts as the

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Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such (including, without limitation, expenses, judgments, fines, and amounts paid in settlement) to the fullest extent permitted by the General Corporation Law of Delaware as it exists on the date hereof or as it may hereafter be amended, and whether or not the corporation would have the power to indemnify him against such liability. For purposes of this paragraph (c), "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan.

Dated: April 15, 1998

                                             /s/ Steven E. Blumenthal
                                           ----------------------------------
                                           Steven E. Blumenthal, Incorporator






















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